EXHIBIT 10.36.2

          AMENDED & RESTATED CONVERSION AGREEMENT dated as of May 31, 2005, between DICK CLARK (“Lender”), and NUVIM, INC. (“Borrower”).

W I T N E S S E T H

          WHEREAS, Borrower is the exclusive distributor of the “NuVim” drink supplement and the exclusive licensee of the “NuVim” trademark; and

          WHEREAS, Lender has lent One Million ($1,000,000) Dollars (the “Loan”) to Borrower under certain terms and conditions, and has received from Borrower a series of Notes with respect to the Loan; and

          WHEREAS, Lender and/or its assignee is owed under the Notes the principal sum of $1,000,000.00 plus accrued interest, penalty interest, costs and expenses, for a total of $1,084,146.00 due through the date hereof (“Amount Due”); and

          WHEREAS, Borrower’s initial public offering of securities registered on Form SB-2 (File No. 333-120938) (“IPO”) has been delayed; and

          WHEREAS, Borrower and Lender entered into a Conversion Agreement dated April 30, 2005, which Conversion Agreement is of no force and effect and is superseded, amended and restated in its entirety by this Agreement; and

          WHEREAS, Borrower has requested that Lender convert $500,000 of the Amount Due to common stock of Borrower, extend the due date on the balance of the Amount Due, and amend the interest rate with respect to the Amount Due, and Lender is willing to do so, on the terms and conditions set forth herein:

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

          1.          Subject to the terms and conditions of this Agreement, Lender agrees: (a) to convert and exchange $500,000.00 of the Amount Due to Lender under its Note(s) (the “Conversion Amount”) for 250,000 shares of NuVim Common Stock at the agreed upon price of $2.00 per share, provided that the following conditions precedent are satisfied: (i) the 250,000 shares of NuVim Common Stock are issued to Lender and/or its assignee, (ii) in connection with the successful public sale (i.e., going effective and closing) of the Borrower’s stock in accordance with the IPO on or before June 30, 2005, and (iii) said shares are concurrently registered for resale, subject only to the lock-up period described in Section 2 of this Agreement, (b), with respect to the remaining balance of the Amount Due to Lender under the Notes(s), to extend the due date to the earlier of 18 months from the date hereof or the date of a subsequent stock sale, sale of assets, change of control or financing (the “Extended Due Date”), and (c) to reduce the rate of interest on the remaining Amount Due to eight (8%) percent for the period commencing on the date hereof to the Extended Due Date.

          2.          Lender (and its assignee) agrees that the Shares of NuVim Common Stock received in exchange for the Conversion Amount may not be publicly sold pursuant to the resale prospectus for a period of six months following the effective date of the registration statement referred to above.

          3.          In the event the IPO does not go effective at the price per unit of $1.00 and actually close by June 30, 2005, Lender shall have no obligation to convert the Conversion Amount into common stock of the Borrower, extend the due date under said Note(s), or modify the interest rate.  Nothing contained in this Agreement, other than as specifically set forth in Section 1 above after satisfaction of the conditions set forth therein, shall impact upon, affect or alter Lender’s rights and remedies under the Loan Agreement or the Security Agreement, or its secured creditor position or priority.

          4.          Borrower hereby represents, warrants and covenants that: (a) no other current debt holder of Borrower (other than employees Rick Kundrat, John Sullivan and Paul Young, as to their accrued salaries aggregating $79,167.00 for April and May, 2005 which are converting at $1.00 per share) is being granted conversion terms that are superior to the terms set forth in this Agreement, including with respect to the price per share, the instruments into which the debt is converted, or the hold-back period; (b) it will file its periodic reports with the Securities and Exchange Commission (“SEC”) so as to satisfy the requirements under Rule 144, as well as any other SEC requirement; and (c) it will promptly remove any restrictive legend for the Common Stock issued hereunder on the first day after the expiration of the period described in Section 2 of this Agreement.

          5.          This Agreement may be executed in counterpart and via facsimile or email transmission.

          IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by their respective duly authorized officer or member as of the date first above written.

NUVIM, INC.

By:	/s/ MICHAEL VESEY

Name:	Michael Vesey
Title:	Chief Financial Officer

/s/ DICK CLARK

Dick Clark by Fran La Maina, as Attorney-in-Fact